Exhibit 10.7

Date: [●]

Dear [●]

1. Appointment as INDEPENDENT DIRECTOR (ID) of Ray Maple Inc.

We are pleased to confirm that shareholders of Ray Maple Inc. (“Company”) has resolved that you be appointed as an Independent Director of the Board of Directors of the Company (the “Board”) and your appointment shall take effect upon the effectiveness of the Registration Statement on Form F-1, filed by the Company with the Securities and Exchange Commission, in connection with the Company’s anticipated initial public offering. The purpose of this letter (“Letter”) is to confirm the terms of your appointment should you be willing to accept. Please sign and return the attached copy in acknowledgement.

2. Term of Appointment

Your appointment shall be made pursuant to the Company’s Memorandum and Articles of Association as amended and restated (“M&AA”) and shall be subject at all times to the Companies Act (2023 Revision) of the Cayman Islands, as amended, supplemented or modified from time to time (the “Companies Act”) and the M&AA. Your appointment is initially for the period expiring at the next annual general meeting, at which time the shareholders will consider you for re-election. Upon your re-election, the terms and provisions of this Letter shall remain in full force and effect.

From time to time, you may also be appointed to be a member of various board committees of the Company (“Board Committees”), including the audit committee, compensation committee and/or nominating and corporate governance committee.

You may resign by notice in writing in accordance with the provisions of the M&AA. Under the M&AA and the rules of the Nasdaq Stock Market LLC governing listed companies (“NASDAQ Listing Rules”), your appointment may cease in certain prescribed circumstances. Upon termination of your directorship (or if you resign for any reason), your directors’ fees will be payable only up to and including the date of termination. You will not be entitled to any damages for loss of office.

3. Role of Director

You will be expected to participate as an active member of the Board in the following:

(a) attending all Board meetings and meetings of the Board Committees which you are a member of.

(b) taking up memberships in Board Committees as appointed from time to time; and

(c) attending general meetings.

In particular, you are expected to fulfil your directorial duties, including being adequately prepared for meetings, attendance and undertaking allocated follow-up tasks, office and site visit(s) if necessary, and being available for ad-hoc discussions from time-to-time.

In your role as a ID, you have the same general fiduciary responsibilities to the Company as any other director. Your duties and responsibilities as a director are largely embodied in the common law, the Companies Act, the M&AA and NASDAQ Listing Rules. The laws and applicable rules may be amended from time to time.

In addition to Board meetings and Board Committee meetings which you would be attending, you may request for all relevant information pertaining to the Company’s affairs as is reasonably necessary in order to assist you in your role. As far as reasonably practicable and in accordance with applicable law, information will be shared with you in a timely manner.

4. Director’s fee

As ID, you will be entitled to a director’s fee of USD$[●] per annum, payable quarterly in arrears, subject to the approval received at the annual general meeting of the Company.

5. Disclosure

To ensure compliance with the Companies Act, NASDAQ Listing Rules and the M&AA, you are required to make certain disclosures related to and/or which may affect your role as a director. These include:

(a) giving notice to the Board of any relevant or material personal interest or conflict in relation to the affairs or business of the Company; and

(b) promptly advising details of any interests, or changes thereto, in the Company’s shares or securities.

You agree to notify the Company as soon as possible if at any time there is any change in circumstances relating to your appointment as a director which may affect the discharge of your duties, including but not limited to matters relating to your qualification as a director, your independence (if applicable), conflict of interests and your ability to continue discharging your duties.

6. Director liability Insurance

The Company shall, during your term of appointment, maintain directors’ and officers’ liability Insurance policies for your benefit on terms no less favorable than those provided to other directors of the Company.

7. Indemnification

The Company shall provide you with indemnification to the fullest extent permitted by applicable law and the Company’s M&AA. In connection therewith, the Company will enter into its standard form of Indemnification Agreement with you.

8. Company Policies

As a director, you shall act at all times in accordance with the M&AA and comply with the Company’s corporate policies and procedures that relate to your role as a director covering such areas as corporate governance, privacy and travel. Copies of these will be provided to you.

9. This Letter shall be governed by, and construed in accordance with, the laws of the Cayman Islands.

10. We look forward to your acceptance of the abovementioned offer.

Yours Sincerely,

[●]
Director
Ray Maple Inc.

ACKNOWLEDGEMENT

I have read the letter above and hereby accept the terms and conditions set out in the letter in relation to my appointment as Independent Director of the Company.

Name: [●]
Date: [●]

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